Exhibit 10.16.18
Dear Awardholder
NOTICE OF ROLLOVER 2017 PSP AWARD
I am writing further to the letter from Worldpay and Vantiv (with accompanying Appendix) dated 27 November 2017 (the "Letter"). (Unless otherwise stated, words and expressions defined in the Letter (and accompanying Appendix) apply equally in this Notice).
As you may be aware, the merger of Worldpay with Vantiv completed on [16 January] 2018 (Completion) and in connection with the Merger, Vantiv, Inc. has changed its name to Worldpay, Inc. Accordingly, all references in this Notice to 'Vantiv Shares' means shares in Vantiv, Inc., renamed as Worldpay, Inc. and references to 'Worldpay Shares' means shares in Worldpay Group Plc. Additionally, any references to the Vantiv Compensation Committee shall mean any duly comprised compensation committee of Worldpay, Inc.
I am pleased to confirm that your award (the "2017 PSP Award") under the Worldpay Group plc Performance Share Plan (the "PSP") has been exchanged for an award in respect of Vantiv Shares with effect from Completion (the "Rollover 2017 PSP Award").

1.	How was your Rollover 2017 PSP Award determined?
Prior to Completion, the Worldpay Remuneration Committee determined that the performance conditions in respect of 1/3 of your 2017 PSP Award were satisfied as to [•]% by reference to a reduced performance period ending on 31 December 2017.
[•]% of this third of your 2017 PSP Award (the "Performance Assessed 2017 PSP Award") has therefore been exchanged for an equivalent award in respect of Vantiv Shares (the "Performance Assessed Rollover 2017 PSP Award"). The remaining [•]% of this third of your 2017 PSP Award was not exchanged for an award in respect of Vantiv Shares and has lapsed.
The 2/3 of your 2017 PSP Award (the "Future Performance 2017 PSP Award") that was not subject to performance testing at Completion has been exchanged for an equivalent award in respect of Vantiv Shares (the "Future Performance Rollover 2017 PSP Award").
Your Performance Assessed 2017 PSP Award and Future Performance 2017 PSP Award over Worldpay Shares (including shares representing dividends between the date of grant and Completion) were exchanged for a Performance Assessed Rollover 2017 PSP Award and Future Performance Rollover 2017 PSP Award, respectively, over Vantiv Shares, (together, the "Rollover Awards") by reference to the following values:

	The USD closing price of a Vantiv Share on Completion	USD:GBP exchange rate on Bloomberg at 6.00pm (GMT) on Completion	The GBP closing price of a Vantiv Share on Completion	0.0672 of the GBP closing price of a Vantiv Share on Completion
Performance Assessed 2017 PSP Award	USD [•]	$[•] : £1	GBP [•]*	GBP [•]*
Future Performance 2017 PSP Award	USD [•]	$[•] : £1	GBP [•]*	GBP [•]*
*Rounded to the nearest whole pence
The exchange was calculated using the following formula: (B x £C) / D = E where:
–     B is the number of Worldpay Shares subject to the relevant award immediately prior to Completion (including those representing dividends);
–     £C is £[•] (i.e. the value of the Merger Consideration, being £0.55 cash + 0.0672 of the GBP closing price of a Vantiv Share on Completion);
–     D is £[•] (i.e. the GBP closing price of a whole Vantiv Share on Completion); and
–     E is the number of Vantiv Shares subject to your Rollover Awards (rounded down to the nearest Vantiv Share).

So:    (B x [•]) / [•] = E.

2.	When will your Rollover 2017 PSP Award vest?
(a) Your Performance Assessed Rollover PSP 2017 Award
Your Performance Assessed Rollover 2017 PSP Award will vest on 20 March 20201, subject to the leaver provisions set out at Q3 and the rules of the PSP. The vested Performance Assessed Rollover 2017 PSP Award will then be subject to taxation and usual withholdings, such as for income tax and social security as applicable (see tax note appendix for further details).
(b) Your Future Performance Rollover 2017 PSP Award
The Future Performance Rollover 2017 PSP Award will vest on 20 March 20201, subject to the leaver provisions set out at Q3, the satisfaction of the performance conditions set out at Q4 and the rules of the PSP. The vested Future Performance Rollover 2017 PSP Award will then be subject to taxation and usual withholdings, such as for income tax and social security as applicable (see tax note appendix for further details).

1. For US tax payers, Vantiv reserves the right to permit earlier vesting in order to comply with 409A of the Internal Revenue Code.

If your 2017 PSP Award was granted on a phantom basis (i.e. on the basis it would be settled with a cash payment equivalent to the value of the underlying shares), the Rollover 2017 PSP Award will also be settled in cash rather than shares.

3.	What happens to your Rollover 2017 PSP Award if you leave Worldpay?
(a) Your Performance Assessed Rollover PSP 2017 Award
If you leave Worldpay before your Performance Assessed Rollover 2017 PSP Award vests, depending on your reason for leaving, your Performance Assessed Rollover 2017 PSP Award may lapse or you may be allowed to keep it.
If you leave by reason of:

a)
your misconduct (including but not limited to): (i) dishonesty, fraud, misrepresentation, the commission of a criminal offence or breach of trust; (ii) any material breach of your terms and conditions of employment; (iii) any material violation of your employer's policy, rules or regulation; (iv) material failure to perform your duties to the satisfaction of your employer, as determined by Vantiv acting reasonably; or (v) any other circumstance that Vantiv reasonably considers to amount to gross misconduct or entitle your employer to dismiss you without notice or compensation in lieu of notice; or

b)
your resignation (unless you resign in response to: (a) a repudiatory breach of contract by your employer; (b) a change that Vantiv, acting reasonably, considers to amount to a material diminution in your overall responsibilities or status (provided that such material diminution shall not include: (i) a change of your title on its own; (ii) a change in your reporting lines on its own; or (iii) the unreasonable refusal of a suitable alternative assignment with commensurate responsibilities, in each case taking into account the increased size and scope of the combined organisation); (c) a material diminution in your overall remuneration potential; or (d) a relocation of your principal place of work of more than 50 miles), your Performance Assessed Rollover 2017 PSP Award will lapse in full.
If you leave for any other reason, you will be allowed to keep all of your Performance Assessed Rollover 2017 PSP Award (i.e. it will not be pro-rated for time) and, to the extent you are allowed to keep it, it will continue to vest in accordance with the rules of the PSP on the applicable vesting date (or possibly earlier if you are a US taxpayer).
(b) Your Future Performance Rollover 2017 PSP Award
If you leave Worldpay before your Future Performance Rollover 2017 PSP Award vests, depending on your reason for leaving, your Future Performance Rollover 2017 PSP Award may lapse or you may be allowed to keep it.
The terms that apply to your Future Performance Rollover 2017 Award if you leave are set out in Appendix 1 of this Notice.

4.	Are there any other conditions that apply in relation to your Rollover 2017 PSP Award?
Your Future Performance Rollover 2017 Award is subject to the performance conditions set out in Appendix 2 of this Notice. Depending on the extent to which the performance conditions are satisfied, the number of Vantiv Shares that you may be entitled to receive in connection with your Future Performance Rollover 2017 Award on vesting may be reduced to 0% or increased to up to 200%. Further details are set out in Appendix 2 of this Notice.
All other material terms and conditions of your original 2017 PSP Award will continue to apply to your Rollover 2017 PSP Award including (but not limited to):

(i)
the original vesting period (save that Vantiv reserves the right to permit vesting of the Future Performance Rollover 2017 PSP Award on the earlier of 15 March 2020 and the otherwise applicable vesting date);

(ii)	any original holding period (if applicable); and

(iii)	the right to receive a payment (in cash or shares) in lieu of any dividends paid or payable on Vantiv Shares between Completion and applicable vesting date [2]
Except as set out above and in Q3, the rules of the PSP will continue to apply to your Rollover 2017 PSP Award, which will be administered by the Vantiv Compensation Committee in accordance with the terms set out in this Notice and the rules of the PSP (as applicable).
In addition, in order to take account of the Merger, any references in the PSP rules to the "Company" will be read as references to Worldpay, Inc; any references in the PSP rules to "Share" will be read as references to Class A common stock in the share capital of Worldpay, Inc. (formerly Vantiv, Inc.); and any references in the PSP rules to the "Remuneration Committee" will be read as references to the duly comprised compensation committee of Worldpay, Inc.

2 Note: Vantiv does not currently pay dividends on the Vantiv Shares..

Appendix 1:
Future Performance Rollover 2017 Award leaver provisions

1.
Unless otherwise defined in this Notice (including in this Appendix 1 and the Schedule of this Appendix 1), words and expressions used in this Appendix 1 and the Schedule of this Appendix 1 shall have the same meaning as in the Worldpay, Inc. (formerly Vantiv, Inc.) 2012 Equity Incentive Plan (as amended from time to time) (the "Plan").

2.
Except as provided in this Appendix 1 or under rules 5.9 and/or 5.10 of the PSP rules, if the Participant's Continuous Service Status terminates for any reason at any time before the Future Performance Rollover 2017 Award has vested, the Future Performance Rollover 2017 Award shall be automatically forfeited and cancelled upon such termination of Continuous Service Status and neither the Company nor any Affiliate shall have any further obligations to the Participant in respect of the Future Performance Rollover 2017 Award.

3.
Death or Disability. Notwithstanding paragraph 2 above, if the Participant's Continuous Service Status terminates during the Performance Period as a result of the Participant's death or Disability, the Future Performance Rollover 2017 Award will become fully vested on the date of such termination in a pro rata portion of the Target Award and Participant or Participant's estate, as the case may be, will receive a corresponding number of Vantiv Shares as soon as administratively possible thereafter. Such pro rata portion shall be determined by reference to the period that has elapsed between Completion and the date of termination as compared to the period of time between Completion and the normal vesting date of the Future Performance Rollover 2017 Award. Notwithstanding the foregoing, the Vantiv Compensation Committee reserves the right to cash-settle some or all the Future Performance Rollover 2017 Award based on the fair market value, as of the vesting date, of the applicable Vantiv Shares.

4.
Involuntary termination without Cause. Notwithstanding paragraph 2 above, if the Participant's Continuous Service Status terminates during the final year of the Performance Period as a result of the Participant's termination by the Company without Cause (as defined below), the Future Performance Rollover 2017 Award will vest on the normal vesting date of the Future Performance Rollover 2017 Award subject to:

•	(x) achievement of the Performance Goals as if the Participant's Continuous Service Status had not terminated;

•
(y) a pro rata reduction determined by reference to the period that has elapsed between Completion and the date of termination as compared to the period of time between Completion and the normal vesting date of the Future Performance Rollover 2017 Award; and

•	(z) compliance with the restrictive covenants set forth in the Schedule hereof.
Notwithstanding the foregoing, the Vantiv Compensation Committee reserves the right to cash-settle some or all the Future Performance Rollover 2017 Award based on the fair market value, as of the vesting date, of the applicable Vantiv Shares.

5.
Retirement. Notwithstanding paragraph 2 above, if the Participant's Continuous Service Status terminates during the Performance Period due to Participant's Retirement (as defined below), the Future Performance Rollover 2017 Award will vest on the normal vesting date of the Future Performance Rollover 2017 Award subject to:

•	(x) achievement of the Performance Goals as if the Participant's Continuous Service Status had not terminated;

•
(y) a pro rata reduction determined by reference to the period that has elapsed between Completion and the date of Retirement as compared to the period of time between Completion and the normal vesting date of the Future Performance Rollover 2017 Award; and

•	(z) compliance with the restrictive covenants set forth in the Schedule hereof.

6.
Definition of "Retirement." For purposes of this Appendix 1, "Retirement" means retirement from active employment with the Company or an Affiliate as determined by the Committee or its delegate at or after (i) age 65 or (ii) age 55 having completed 5 years of Continuous Service Status as an Employee. Paragraph 6 does not apply if Participant is terminated for Cause (as defined below) or gross misconduct. If Participant retires and does not meet the definition of Retirement, he or she will be considered to have resigned. Any disputes as to what constitutes "Retirement" shall be conclusively determined by the Committee or its delegate.

7.
Definition of "Cause." For purposes of this Appendix 1, except as otherwise provided in the Participant's Contract of Employment or a written severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant (including a change in control severance agreement or plan), "Cause" shall mean any one or more of the following, (i) gross negligence or willful misconduct of a material nature in connection with the performance of the Participant's duties, (ii) an indictment or conviction for (or pleading guilty or nolo contendere to) a felony (or similar in any jurisdiction), (iii) a non-de minimus intentional act of fraud, dishonesty or misappropriation (or attempted misappropriation) of the Company's or any of its Affiliates' funds or property; (iv) the Company or any of its Affiliates having been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Participant's employment and such order or directive has not been vacated or reversed upon appeal; (v) a violation of the Schedule hereof or any similar covenant or agreement between the Participant and the Company or an Affiliate; (vi) the Participant's breach of any of material obligations in his or her employment agreement or offer letter; (vii) the Participant's breach of his fiduciary duties as an officer or director of the Company or any of its Affiliates; (viii) the Participant's continued failure or refusal after written notice from the chief executive officer or his delegate (or the Board, in the case of the chief executive officer) to implement or follow the direction of the chief executive officer or his delegate (or the Board, as applicable), or (ix) any other circumstance where the Company or its Affiliate may terminate the Participant's employment without notice in accordance with the Participant's Contract of Employment. Any disputes as to what constitutes "Cause" shall be conclusively determined by the Committee or its delegate.

8.	Definition of “Participant”. For purposes of this Appendix 1, “Participant”shall mean the holder of a Future Performance Rollover 2017 PSP Award.

9.
Release and Waiver of Claims. The early vesting provisions set out in this Appendix 1 are conditioned on and subject to Participant delivering a release and waiver of claims in form and substance satisfactory to the Company which will, as a minimum, meet the requirements of a settlement agreement for the purposes of the Employment Rights Act 1996 and other applicable employment laws in the United Kingdom.

Schedule of Appendix 1:
Restrictive Covenants
A.    Participant's Covenants.
1.    Non-Competition. During the Restricted Period (as defined below), Participant shall not compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Business of the Company, as further described below. For the purpose of this Schedule, the following activities (without limitation) will be deemed to be competing:
(a)   directly or indirectly producing, developing, marketing, providing, handling, recommending, analyzing or accepting orders for products or services competitive with the Business of the Company, or assisting others to produce, develop, market, or provide such services or products; or
(b)    accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any person or entity that directly or indirectly produces, develops or markets a product, process, or service which is competitive with those products, processes, or services constituting the Business of the Company, whether existing or planned for the future, provided, however, that it shall not be a violation of this Schedule for Participant to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system; or
(c)    taking any other action that is likely or intended to result directly or indirectly in prospective or actual customers of the Company purchasing products, processes, or services which are competitive with those products, processes, or services constituting the Business from a competitor of the Company; or
(d)    accepting any job or engagement in which Participant may be in a position to use or disclose Confidential Information regarding the Business of which Participant acquired knowledge or to which Participant had access while employed by the Company.
The foregoing list of activities is illustrative and non-exhaustive, and shall not limit Company's right to protection from other activities that are competitive with the Business of the Company. In recognition of the scope of the Company's Business, in that it provides products and services to customers throughout the United States of America and elsewhere and that the Participant will be involved in, concerned with or responsible for the Company's Business in the Restricted Area, Participant agrees that the foregoing restriction(s) shall be applicable throughout the Restricted Area. Participant agrees that such geographic restriction is reasonable.
2.    Non-Solicitation. During the Restricted Period, Participant agrees that Participant will not, either on Participant's own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit any person or entity that is a customer of the Business or the Company, or has been such a customer with whom the Participant has had contact, involvement or responsibility during the eighteen (18) months prior to the Service Termination Date, to purchase any products or services the Business or the Company provided or provides to the customer; (b) interfere with any of the Business's or the Company's business relationships; or (c) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Business or the Company with whom Participant had contact, involvement or responsibility in the course of the Participant's duties during the eighteen (18) months prior to the Service Termination Date, or attempt to do so for the sale of any product or service that competes with a product or service offered by the Business or the Company.

3.    No-Hire. During the Restricted Period, Participant agrees that Participant will not, either on Participant's own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of the Company or any of its Affiliates any person who is then an employee of the Company or its Affiliates or was such an employee within twelve (12) months of the date of such hiring, soliciting, or encouragement to leave, who (i) was engaged in a management capacity; (ii) reported directly to the Participant; (iii) worked in Participant's team; or (iv) was an employee of the Company or any of its Affiliates who could materially damage the interests of the Company or any of its Affiliates if he became employed in any competing business, in each case with whom Participant worked closely during the twelve (12) months prior to the Service Termination Date.
4.    Confidentiality. The Participant will not at any time (whether during or after the Participant's employment with the Company) disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (other than as necessary to perform the Participant's employment duties) any Confidential Information without prior authorization of the Company. Upon termination of the Participant's employment for any reason, the Participant shall return to the Company any and all Confidential Information and other property of the Company or its Affiliates in the Participant's possession or control.
5.    Non-Disparagement. Participant agrees not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its Affiliates, or any of their respective directors, officers, agents, employees, products or services.
B.    Certain Definitions. For purposes of this Schedule, the following definitions apply.
1.    "Business" means the type of business conducted by the Company or its Affiliates currently or at any time in the past five years, or in the future, including but not limited to: (i) merchant processing services (including payment authorization, clearing and settlement for credit, debit, check authorization and truncation), (ii) gift, private label, stored value and prepaid card processing, (iii) electronic funds transfer services to business customers (including debit and ATM card processing and driving services, PIN and signature debit transaction authorization settlement and exception processing), (iv) payment and ATM network switching services (including the Jeanie network), (v) credit and debit card production, activation, replacement and related management services (including on an outsourced basis), (vi) payments-related reselling services, (vii) other value added services (including fraud detection, prevention and management services) relating to the foregoing, (viii) promotional messaging service relating to the foregoing, (ix) debit portfolio management services related to the foregoing, (x) data processing services related to the foregoing, and (xi) the development, marketing, or sale of technology or applications related to point-of-sale payments or the embedding of payment processing technology or capabilities in business applications.
2.    "Confidential Information" shall mean information or material of the Company which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including: (A) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities; (B) information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's services, products or software; (C) information on or material relating to the Company which when received is marked as "proprietary," "private," or "confidential"; (D) trade secrets of the Company; (E) software of the Company in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and (F) any similar information of the type described above which the Company obtained from another party and which the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Participant outside the scope of employment or contrary to the requirements of this Schedule will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Schedule and nothing in this Schedule shall prevent the Participant making a statutory disclosure .
3.    "Restricted Period" means the period of Participant's employment by the Company or one of its Affiliates and twelve (12) months following the Service Termination Date.
4. “Company” (for purposes of this Schedule only) shall mean, collectively, Worldpay, Inc. and each and every one of its Affiliates (as that term is defined in the Plan). The parties to this Schedule intend and expect that all Affiliates shall be beneficiaries of this Schedule, and shall have standing to enforce its terms.
5. "Restricted Area" means (a) the United Kingdom and (b) any other country in the world, including the United States of America, where the Company or its Affiliates has any business interests or dealings on the Service Termination Date in which the Participant has been involved or concerned or for which the Participant has been responsible in the eighteen (18) months prior to the Service Termination Date.
6. "Service Termination Date" means the earlier of (a) the date on which the Participant's Continuous Service Status with the Company or its Affiliate ends, and (b) the start of any period of garden leave during which the Participant ceases to provide services to the Company or its Affiliates in accordance with the Participant's Contract of Employment.
C.    Representations, Warranties and Acknowledgements. Participant acknowledges that Participant's services are of a special, unique and extraordinary character, involving strategic decision-making and access to valuable information based on trade secrets and other Confidential Information, and that Participant's position with the Business and the Company places Participant in a position of confidence and trust with the Company and many of its customers, suppliers, vendors, employees and agents. Participant acknowledges that this Schedule protects legitimate business interests of the Company, including the protection of strategic plans and data, the substance of competitive planning materials and sessions, and the protection of trade secrets and other Confidential Information of the Company’s Business.
1.    Participant also acknowledges that businesses that are competitive with the Company include, but are not limited to, any businesses which are engaged in the Business or any other lines of business that the Company may engage in the future. Participant further acknowledges that the nature of the Business and that of the other businesses of the Company are national in scope.
2.    Participant represents and warrants to the Company that Participant is not a party to any agreement, commitment, arrangement or understanding (whether oral or written) that in any way conflicts with or limits Participant's ability to commence or continue to render services to the Company or that would otherwise limit Participant's ability to perform all responsibilities in accordance with the terms and subject to the conditions of Participant's employment.
3. Defend Trade Secrets Act. Under the Federal Defend Trade Secrets Act of 2016 (the “DTSA”), Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
D.    Remedies. If Participant breaches any provision of this Schedule, any unvested Future Performance Rollover 2017 Award (or part thereof), shall be immediately forfeited and cancelled for nil consideration. For the avoidance of doubt, a Participant exercising any of his or her rights under the DTSA shall not be considered a breach of this Schedule.
E.    Early Resolution Conference. The provisions of this Schedule are understood to be clear and enforceable as written and are agreed by Participant and the Company on that basis. However, should Participant later believe any provision in this Schedule to be unclear, unenforceable, or inapplicable to activity that Participant intends to engage in, Participant will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Participant will provide this notification at least fourteen (14) days before Participant engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. Any professional activity related to the electronic payments industry in any way shall fall within the scope of this obligation. The failure to comply with this requirement shall waive Participant's right to challenge the reasonable scope, clarity, applicability, or enforceability of this Schedule and its restrictions at a later time. All rights of Participant and the Company will be preserved if the early resolution conference requirement is complied with even if no agreement is reached in the conference.
F.    Governing Law. Notwithstanding any other provision in this Notice or otherwise to the contrary, because the Company is headquartered in the State of Ohio, the provisions of this this Schedule shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to the choice of law rules of any other state or country, including any other state or country in which the Participant works.

G.    Miscellaneous.
1.    If any provision or clause of this Schedule, or portion thereof, shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Schedule, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.
2.    This Schedule may not be changed or terminated orally and can only be changed by an agreement in writing signed by the Company and the Participant.

Appendix 2:
Future Performance Rollover 2017 Award performance conditions3
Performance Period
The Performance Period that applies to your Future Performance Rollover 2017 Award is the three-year period beginning 1 January 2017 and ending 31 December 2019.
Performance Goals
The number of Vantiv Shares that you shall be entitled to receive in respect of your Future Performance Rollover 2017 Award on vesting shall be determined by reference to Vantiv's cumulative compound annual growth rate over the Performance Period in: 1) net revenue, which will determine the vesting of 30% of the Vantiv Shares subject to your Future Performance Rollover 2017 Award; and 2) proforma adjusted net income per share, which will determine the vesting of 70% of the Vantiv Shares subject to your Future Performance Rollover 2017 Award (the "Performance Goals").
Determining Vesting
The number of Vantiv Shares that you shall be entitled to receive on vesting of Future Performance Rollover 2017 Award shall be determined as follows:

Net Revenue (30%)		Proforma Adjusted Net Income Per Share (70%)
Cumulative Compound Annual Growth Rate	Vantiv Shares that vest as a percentage of Target Award	Cumulative Compound Annual Growth Rate*	Vantiv Shares that vest as a percentage of Target Award*
[X]% and above	200% (maximum)	[X]% and above	200% (maximum)
[X]%	100% (target)	[X]%	100% (target)
[X]%	50% (threshold)	[X]%	50% (threshold)
Below [X]%	0%	Below [X]%	0%
*For performance between the established levels, the number of Vantiv Shares that vest will be based on linear interpolation between such levels.
Award Range
Depending on Vantiv's performance against the Performance Goals, you may be entitled to receive between 0% and 200% of the Target Award.
Determining Target Award
The "Target Award" is the number of Vantiv Shares subject to your Future Performance Rollover 2017 Award.

3. The performance conditions set out in this Appendix 2 are subject to adjustment by the Vantiv Compensation Committee in light of the Merger.